Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2015 (the “Effective Date “), by and between CRISPR Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland and registered under the registration number CHE-494.642.722 (the “Company”), Bayer Global Investments B.V., a Dutch private company with limited liability (Besloten vennootschap met beperkte aansprakelijkheid) (“Subscriber”).

WHEREAS, the Company and Subscriber are parties to that certain Joint Venture Agreement, dated as of even date herewith (as amended, restated, or otherwise modified from time to time, the “JV Agreement”);

WHEREAS, the shareholders of the Company are parties to that certain Shareholders’ Agreement dated as of 13 April 2015 (as amended, restated, or otherwise modified from time to time, the “Shareholders’Agreement”); and

WHEREAS, in connection with entering into the JV Agreement, the Company and Subscriber desire to enter into this Agreement, pursuant to which Subscriber agrees to subscribe for shares of the Company’s common shares with a nominal value of CHF 0.10 each (as may be adjusted prior to the IPO (the “Common Stock”) in a private placement that would close concurrently with the IPO (as defined below) as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SUBSCRIPTION REQUIREMENT. In the event that the Company consummates an initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a foreign equivalent thereof (collectively, the “Securities Act”) (the “IPO”), Subscriber shall subscribe for, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, that number of shares (the “Shares”) determined by dividing US$35,000,000 (thirty-five million US dollars) (the “Initial Subscription Amount”) by the price per share at which the Common Stock is sold to the public in the IPO as set forth on the cover page of the prospectus, and such subscription will occur concurrently with, but conditioned upon, the closing of the IPO (the “Closing”). Notwithstanding anything herein to the contrary, if, after Subscriber’s receipt of the Event Date Notice (as defined below) and on or before the Event Date (as defined below), the condition to closing set forth in Section 5.1(i) has not been satisfied or irrevocably and unconditionally waived by Subscriber pursuant to Section 8.19(c), then the Initial Subscription Amount may be reduced in the sole and absolute discretion of the Company to any amount (including $0) as provided below (such amount, whether or not reduced, the “Revised Subscription Amount”). In such case, the Company shall, at least fifteen (15) Business Days prior to the date that the Company anticipates filing the Registration Statement containing the “red herring” prospectus that the Company expects to use in the roadshow for the IPO, provide written notice (the “Red Herring Notice”) to the Subscriber of such anticipated filing date and the Revised Subscription Amount. If the condition to closing set forth in Section 5.1(i) has not been satisfied by the Company on or prior to the date of the Red Herring Notice, then the Subscriber shall have ten (10) Business Days from the date of such notice to either (i) irrevocably and unconditionally waive the condition to closing set forth in Section 5.1(i) and accept the Revised Subscription Amount in such notice, or (ii) irrevocably and unconditionally waive its rights to subscribe for Shares in the IPO pursuant to this Agreement. If the condition to closing set forth in Section 5.1(i) has been satisfied by the Company on or before the date of the Red Herring Notice, then the Subscriber shall be obligated to subscribe for Shares in the IPO in an amount equal to the Revised Subscription Amount pursuant to this Agreement and the terms and conditions hereof (including the conditions to closing set forth in Section 5.1). The Revised Subscription Amount, or if there is no Revised Subscription Amount, the Initial Subscription Amount, shall be referred to as the “Subscription Amount”. “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks in Basel, Switzerland, Leverkusen, Germany and Mijdrecht, the Netherlands are open for general business.

2. AGREEMENT TO SELL AND SUBSCRIBE.

2.1 Closing. At the Closing, Subscriber agrees to subscribe for, and the Company agrees to issue to the Subscriber, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, the Shares at a price per share equal to the price at which the Common Stock is sold to the public in the IPO as set forth on the cover page of the prospectus.

2.2 Closing Date. The Closing shall take place at the date and time set for, and concurrently with, the closing of the IPO at the offices of VISCHER AG, Aeschenvorstadt 4, CH 4051 Basel, Switzerland, or such other time or place as the Company and Subscriber may mutually agree (the date of such Closing is hereinafter referred to as the “Closing Date”). Promptly following the Closing, subject to the terms and conditions set forth in this Agreement

CRIPSR Therapeutics - Participation Agreement

and in consideration of the payment by Subscriber of the aggregate Subscription Amount for the Shares, the Company (or its transfer agent) will deliver after the registration of the Shares in the register of commerce in Basel, Switzerland to Subscriber an extract from the duly signed share register evidencing the Subscriber as new owner of the Shares representing the Shares.

2.3 Deliveries at Closing by Company. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5, the Company shall deliver to Subscriber (or an Affiliate of Subscriber as designated by Subscriber not later than five (5) Business Days before the Closing Date) (i) an subscription form in the form attached hereto as Exhibit 1 (the “Subscription Form”) duly executed by the Company and (ii) the instruments, consents, certificates and other documents required of the Company pursuant to Section 5.1.

2.4 Actions by Subscriber at Closing. Three (3) Business Days prior to Closing Subscriber shall have made or caused to be made the payment of the nominal value of the Shares by wire transfer of immediately available funds to an escrow bank account in the sense of art. 633 para 1 Swiss Code of Obligations reasonably satisfactory to Subscriber designated in writing by the Company to Subscriber not later than ten (10) Business Days before the Closing Date. Pursuant to Swiss law (art. 633 para 2 Swiss Code of Obligations) any amount in such escrow account will only be released to the Company after the Shares have been registered in the commercial register of Basel, Switzerland. After the issuance of the Shares to the Subscriber (to take place following the satisfaction or waiver of the conditions set forth in Section 5), the Subscriber shall pay the Subscription Amount minus the nominal value of the Shares already paid within five (5) Business Days starting from the day on which the Subscriber is provided with the duly signed share register evidencing the Subscriber as new owner of the Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

On the date hereof, the Company hereby represents and warrants to Subscriber that the representations and warranties in Section 3.1, 3.2 and 3.3 are true and correct as of the date hereof.

3.1 Organization; Qualification. The Company is a corporation duly organized and validly existing under the laws of Switzerland. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, and the performance of all obligations of the Company hereunder has been taken. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

CRIPSR Therapeutics - Participation Agreement

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or default (a) of any provision of its certificate of incorporation or articles of association, or (b) in any material respect of any provision of (i) any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or (ii) any federal or state statute, rule or regulation applicable to the Company. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of the sale and issuance of Shares contemplated by this Agreement, except for the filing of notices of the sale of Shares pursuant to Regulation D promulgated under the Securities Act and applicable state securities laws. The Company is not in violation or default (a) of any provision of its certificate of incorporation or articles of association, or (b) in any material respect of any provision of (i) any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or (ii) any federal or state statute, rule or regulation applicable to the Company.

3.4 Closing Date Representations. On the Closing Date, the Company hereby represents and warrants to Subscriber that the following representations and warranties are true and correct as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties of the Company are true and correct as of such earlier date); provided, however, that the representations and warranties of the Company included herein shall be deemed to be updated and modified by information included in the registration statement relating to the IPO (the “Registration Statement”), including but not limited to the final prospectus relating to the IPO, a copy of which shall have been furnished to Subscriber as early as reasonably possible prior to the Closing and on which Subscriber shall be entitled to rely, including any prospectus filed pursuant to Rule 424 under the Securities Act, and any free writing prospectuses, relating to the IPO.

(a) Organization; Qualification. The Company is a corporation duly organized and validly existing under the laws of Switzerland. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(b) Subsidiaries. The Registration Statement sets forth the subsidiaries of the Company, if any, immediately following the Closing.

(c) Registration Statement. The Registration Statement and any prospectus contained therein do not, as of the filing date and effective date of such Registration Statement, and as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

CRIPSR Therapeutics - Participation Agreement

(d) Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(e) Valid Issuance of Shares. The Shares that are being subscribed for by Subscriber hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be transferred to Subscriber free of liens, encumbrances and restrictions on transfer other than (a) restrictions on transfer under this Agreement and under applicable state and federal securities laws, (b) restrictions on transfer under the lock-up agreement entered into by Subscriber for the benefit of the underwriters in the IPO, and (c) any liens, encumbrances or restrictions on transfer that are created or imposed by Subscriber. Subject in part to the truth and accuracy of Subscriber’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws.

(f) Non-Contravention. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the sale and issuance of Shares contemplated by this Agreement, except for the filing of notices of the sale of Shares pursuant to Regulation D promulgated under the Securities Act and applicable state securities laws. The Company is not in violation or default (a) of any provision of its certificate of incorporation or articles of association, or (b) in any material respect of any provision of (i) any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or (ii) any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, either (i) a default in any material respect of any such instrument, judgment, order, writ or decree or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company.

4. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER.

4.1 Requisite Power and Authority. Subscriber has all necessary corporate power and authority to execute and deliver this Agreement and to carry out its provisions. All corporate action on Subscriber’s part required for the lawful execution and delivery of this Agreement has

CRIPSR Therapeutics - Participation Agreement

been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Subscriber, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Closing Date Representations. On the Closing Date, Subscriber hereby represents and warrants to the Company as follows:

(a) Requisite Power and Authority. Subscriber has all necessary corporate power and authority to carry out its provisions. This Agreement constitutes a valid and binding obligation of Subscriber, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(b) Investment Representations. Subscriber understands that the Shares have not been registered under the Securities Act. Subscriber also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Subscriber’s representations contained in this Agreement. Subscriber hereby represents and warrants as follows:

(i) Subscriber Bears Economic Risk. Subscriber has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Subscriber must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Subscriber understands that the Company has no present intention of registering the Shares or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event. Subscriber also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Subscriber to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Subscriber might propose.

(ii) Acquisition for Own Account. Subscriber is acquiring the Shares for Subscriber’s own account for investment only, and not with a view towards their distribution.

(iii) Subscriber Can Protect Its Interest. Subscriber represents that by reason of its, or of its management’s, business or financial experience, Subscriber has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Subscriber is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(iv) Accredited Investor. Subscriber represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

CRIPSR Therapeutics - Participation Agreement

(v) Foreign Investors. If Subscriber is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) (a “Foreign Subscriber”), Subscriber has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the subscription of the Shares, (ii) any foreign exchange restrictions applicable to such subscription, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the subscription, holding, redemption, sale or transfer of the Shares. Subscriber’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of Subscriber’s jurisdiction.

(vi) Company Information. Subscriber has received and read the Company’s financial statements and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Subscriber has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(vii) Rule 144. Subscriber acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Subscriber has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities subscribed for in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of securities being sold during any three-month period not exceeding specified limitations.

(viii) Residence. The office or offices of Subscriber in which its investment decision was made is located at the address or addresses of Subscriber set forth on the signature page hereof.

(ix) “Bad Actor” Status. Subscriber hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

(c) Transfer Restrictions. Subscriber acknowledges and agrees that the Shares are subject to restrictions on transfer.

(d) Legends. Subscriber understands and agrees that the certificates or confirmations evidencing or confirming the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the legends required by this Agreement, including legends relating to restrictions on transfer under federal and state securities laws (as set forth below) and legends required under applicable state securities laws.

CRIPSR Therapeutics - Participation Agreement

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.”

5. CONDITIONS TO CLOSING.

5.1 Conditions to Subscriber’s Obligations at the Closing. Subscriber’s obligations to subscribe for the Shares at the Closing are subject to the satisfaction (or waiver by Subscriber), at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects as of the Closing Date, except in each case, for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it at or prior to the Closing Date.

(b) Stockholder Approval. The Company shall have adopted the additional Article 3octies in Exhibit 2 and the authorization pursuant to such Article shall not have expired or the Company shall have procured otherwise the necessary stockholder approval to the extent required by Swiss Law, its articles of association as then in effect (the “Charter”), and any voting or other agreement among the stockholders and the Company for the approval of the transactions contemplated by this Agreement, including any amendment of the Charter.

(c) Legal Investment. On the Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Subscriber and the Company are subject.

(d) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, except for any such consents, permits and waivers as may be properly obtained subsequent to the Closing.

(e) Compliance Certificate. The Company shall have delivered to Subscriber a compliance certificate, executed by the President of the Company, dated as of the Closing Date, to the effect that the conditions specified in subsections (a), (b) and (g) of this Section 5.1 have been satisfied.

CRIPSR Therapeutics - Participation Agreement

(f) Secretary’s Certificate. At the Closing, Subscriber shall have received from the Company’s Secretary a certificate having attached thereto (i) the Charter as resolved by the Shareholders’ Meeting and the Board of Directors at the time of the Closing, (ii) resolutions approved by the Board of Directors of the Company authorizing the transactions contemplated hereby, and (iii) resolutions approved by the Company’s stockholders in accordance with Section 5.1(b) above.

(g) IPO Closing. All conditions to the closing of the IPO set forth in the Underwriting Agreement shall have been satisfied or waived and the IPO shall be simultaneously closing.

(h) Opinion of Counsel. Counsel to the Company shall have delivered to Subscriber an opinion, which opinion shall cover the exemption from the registration requirements of the Securities Act of 1933 and such other matters as are customarily included in opinions relating to like transactions.

(i) License Rights. The Company shall have provided Evidence Related to Global Filings as provided by the JV Agreement.

5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares to Subscriber at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 4 made by Subscriber shall be true and correct in all respects as of the Closing Date.

(b) Performance of Obligations. Subscriber shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Subscriber on or before the Closing Date.

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

6. STANDSTILL.

6.1 Restrictions. Except with the written consent of the Company (which may be withheld by the Company in its sole discretion), Subscriber agrees during the period from the closing of the IPO until the later to occur of (i) the eighteen month anniversary of the closing of the IPO, or (ii) upon termination of the JV Agreement, neither it nor any of its Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall:

(a) acquire, directly or indirectly, any equity securities of the Company if such acquisition would increase Subscriber’s beneficial ownership percentage of the Company’s equity securities by more than 5% above the Subscriber’s beneficial ownership percentage of the Company’s equity securities immediately upon consummation of the IPO (and

CRIPSR Therapeutics - Participation Agreement

giving effect to the subscription of Shares pursuant to this Agreement) as calculated pursuant to Regulation 13D-G of the Exchange Act (the “Ownership Cap”); provided that any increase in percentage ownership beyond the Ownership Cap due solely to actions of the Company shall not be a violation of this restriction;

(b) propose (i) any merger, consolidation, business combination, tender or exchange offer, sale of all or substantially all of the Company’s assets or businesses, or similar transactions involving the Company (each a “Business Combination”) or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

(c) (i) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents to vote any securities of the Company, (ii) nominate any person as a director of the Company, (iii) propose any matter to be voted upon by the stockholders of the Company, or (iv) act, alone or in concert with others, to seek to control the management, Board of Directors of the Company, policies or affairs of the Company;

(d) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any third party the potential formation of a group) with respect to any securities of the Company;

(e) deposit any equity securities of the Company in a voting trust or subject any equity securities of the Company to any arrangement or agreement with respect to the voting of such equity securities of the Company; or

(f) enter into discussions, negotiations, arrangements or agreements with any person or entity relating to the foregoing actions referred to in (a) through (e) above.

6.2 Termination of Restrictions. The restrictions of Section 6.1 shall

(a) terminate automatically upon (i) the Company (X) publicly announcing that it has entered into a definitive agreement with a third party to effect a Business Combination, (Y) publicly announcing the Company’s or its Board of Directors’ approval or recommendation of any Business Combination or (Z) filing bankruptcy proceedings, making an assignment for the benefit of creditors or entering into a receivership, or the Company having filed against it bankruptcy proceedings that are not dismissed within sixty (60) days after commencement, (xx) waiving the application of any provision of a standstill agreement with any other person with respect to the Company’s equity securities; (yy) publicly announcing a possible sale of all or substantially all of the assets of the Company in one or more transactions, or (ii) any third party commencing a tender offer or exchange offer to acquire beneficial ownership of more than 25% of the Company’s equity securities.

(b) terminate and be of no further force or effect immediately prior to the consummation of a liquidation, dissolution or winding up of the Company, or a Business Combination.

CRIPSR Therapeutics - Participation Agreement

(c) not prevent Subscriber or its Affiliates from acquiring any company which holds, or is interested in, any equity securities in the Company except where the principal reason for the acquisition is to acquire an interest in the equity securities in the Company; or

(d) not prevent Subscriber or its Affiliates (the “Bayer Group”) from acquiring any equity securities of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Subscriber or its Affiliates’ employees and managed by an independent investment advisor or independent trustee, (ii) any of the employee benefit plans of a member of Bayer Group for which investment decisions are made by an independent trustee, or (iii) any portfolio not controlled or managed by any member of the Bayer Group which invests in the Company’s equity securities among other companies.

(e) For purposes of this Section 6, the terms, “beneficial ownership” and “equity securities” shall be as defined under Regulation 13D-G of the Exchange Act.

6.3 Lock-up Agreement. Subscriber agrees that it shall enter into a lock-up agreement with the underwriters for the IPO in a form substantially similar to the lock-up agreement entered into by the Company’s directors, executive officers and 5% stockholders, which shall cover all shares of the Company’s capital stock held by Subscriber, which for the sake of clarity shall include the shares issued upon conversion of the securities issued pursuant to the Convertible Loan Agreement dated on or around December 16, 2015, and the Shares subscribed for pursuant to this Agreement. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 6.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7. Covenants. Until the Closing (in the case of Section 7.1 and 7.2) and from and after the Closing Date (in the case of Section 7.3 and 7.4):

7.1 Alternative IPO Entities. In the event that the Company elects to effect the IPO with equity securities of any subsidiary or new parent of the Company (collectively, “Alternative IPO Entities”) rather than the equity securities of the Company, whether as a result of a reorganization of the Company or otherwise, Subscriber and the Company shall cause the Alternative IPO Entity to enter into an agreement with Subscriber that provides Subscriber with rights with respect to the equity securities of the Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the rights provided to Subscriber in this Agreement.

7.2 IPO Outside the United States. In the event the IPO is made in a jurisdiction other than the United States, the Company shall enter into an agreement with Subscriber providing Subscriber, under the laws of such jurisdiction, the rights granted to Subscriber under this Agreement.

7.3 Registration Rights. The Registration Rights Agreement in Annex 19.8 of the Shareholders’ Agreement (the “Registration Rights Agreement”) regulates the registration rights of the shareholders of the Company. On or prior to the Closing Date, the same registration rights

CRIPSR Therapeutics - Participation Agreement

as conferred to the Preferred Shares (as defined in the Shareholders’ Agreement) pursuant to the Registration Rights Agreement shall be granted to the Subscriber with respect to the Shares and such registration rights shall survive the Closing Date in accordance with the terms of the Shareholders’ Agreement.

7.4 Reports Under Exchange Act. With a view to making available to Subscriber the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Subscriber to sell securities of the Company to the public without registration or pursuant to a registration on Form S 3, the Company shall at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO:

(a) make and keep available at all times adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to Subscriber, so long as Subscriber owns any Registrable Securities (as defined in the Registration Rights Agreement in Annex 19.8 of the Shareholders’ Agreement), forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing Subscriber of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act).

8. MISCELLANEOUS.

8.1 Confidentiality. Article 17 of the Joint Venture Agreement shall apply mutatis mutandis even if the Joint Venture Agreement is terminated.

8.2 Costs and Expenses. Each Party shall bear its own costs and expenses in connection with negotiation of this Subscription Agreement.

8.3 Governing Law. This Subscription Agreement and any questions related thereto shall be subject to the laws of Switzerland excluding its conflict of law rules, unless otherwise stated herein with respect to U.S. securities laws.

8.4 Jurisdiction. The ordinary courts at the place of the registered offices of the Company shall have exclusive jurisdiction with regard to any dispute arising between the Parties out or in connection with this Subscription Agreement (including a dispute regarding the construction and validity thereof).

CRIPSR Therapeutics - Participation Agreement

8.5 Foreign Exchange Rates. To the extent necessary to accomplish the goals of this agreement, any currency conversion (i.e., CHF to USD) shall be calculated by making use of the Reference Exchange Rate as of the applicable date of determination. “Reference Exchange Rate” shall mean the currency exchange rate (i) as published by the European Central Bank two (2) Business Days prior to the respective payment date, or (ii) if no rates are published on that day, on the latest day for which such rates are published, or (iii) if the European Central Bank generally does not publish such reference exchange rate for the respective currency, as published on the internet page of the Financial Times for such day or the latest day before that day for which such rates are published, whatever the case may be.

8.6 Survival. The representations and warranties of the Company and Subscriber contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Subscriber or the Company.

8.7 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor Subscriber shall not have the right to assign this Agreement without the prior written consent of the other party; provided, however, that Subscriber may assign its rights and obligations under this Agreement to any other member of the corporate group of which it is a member.

8.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.9 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.10 Amendment and Waiver. This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of Subscriber may be waived, only upon the written consent of the Company and Subscriber.

8.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be

CRIPSR Therapeutics - Participation Agreement

construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies afforded to a party under this Agreement shall be cumulative and not alternative.

8.12 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail confirmed by registered mail if the e-mail is sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day for domestic deliveries and two (2) days for international deliveries after deposit with a recognized courier, specifying the appropriate type of delivery, with written verification of receipt. All communications shall be sent to the Company and to Subscriber at the applicable address as set forth below or at such other address or as the Company or Subscriber may designate by ten (10) days advance written notice to the other party hereto.

To the Company:	CRISPR Therapeutics AG
Aeschenvorstadt 36
4051 Basel
Switzerland
Attention: Chief Executive Officer

and

CRISPR Therapeutics, Inc.
675 W Kendall St,
Cambridge, MA 02142
USA
Attention: Chief Financial Officer

With a copy to:	VISCHER AG
Aeschenvorstadt 4
CH 4051 Basel,
Switzerland
Attention: Matthias Staehelin

and

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
USA
Attention: Mitchell S. Bloom and Robert E. Puopolo

CRIPSR Therapeutics - Participation Agreement

To Subscriber:	Bayer Aktiengesellschaft
Kaiser-Wilhelm-Allee
51368 Leverkusen
Germany
Attention: Dr. Axel Bouchon and Dr. Jan Heinemann

With a copy to:	Walder Wyss AG
Aeschenvorstadt 48
P.O. Box 633
CH 4010 Basel
Switzerland
Attention: Alexander Gutmans

and

Norton Rose Fulbright
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2623
USA
Attention: Marilyn Mooney

8.13 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

8.15 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.16 being untrue.

8.16 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

8.17 No Commitment for Additional Financing. The Company acknowledges and agrees that Subscriber has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the subscription of the Shares as set forth herein and that certain Convertible Loan Agreement dated on or around December 16, 2015 and subject to the conditions set forth herein and therein. In addition, the Company acknowledges and agrees that (i) no statements, whether

CRIPSR Therapeutics - Participation Agreement

written or oral, made by Subscriber or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by Subscriber or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by Subscriber and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Subscriber shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.18 No Waiver. The failure of any Party to enforce any of the provisions of this Subscription Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Subscription Agreement. The waiver of any breach of this Subscription Agreement by any Party hereto shall not be construed as a waiver of any other prior or subsequent breach.

8.19 Termination.

(a) The Parties hereto may terminate this Agreement by mutual written agreement.

(b) Either Party may terminate this Agreement by providing written notice to the other Party if any party to the JV Agreement has provided written notice of the termination of the JV Agreement to the other party.

(c) At any time prior to the Event Date, Subscriber may (i) terminate this Agreement by providing written notice to the Company if the Company has not provided Evidence Related to Global Filings as required by the JV Agreement, (ii) irrevocably and unconditionally waive the condition to closing set forth in Section 5.1(i) by providing written notice to the Company, or (iii) take no action. At least fifteen (15) Business Days prior to the date that the Company anticipates the initial filing (including confidential submissions) of the Registration Statement relating to the IPO, the Company shall provide written notice to the Subscriber of such anticipated filing date (the “Event Date Notice”). The tenth Business Day after the delivery of such notice shall be the “Event Date”.

(d) Either Party may, at its sole discretion, terminate this Agreement by providing written notice to the other Party if the Closing has not occurred by June 30, 2017.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

CRIPSR Therapeutics - Participation Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first set forth above.

COMPANY:		SUBSCRIBER:
CRISPR Therapeutics AG		Bayer Global Investments B.V.

Signature:	/s/ Rodger Novak	Signature:	/s/ C.H.A. Koersvelt
Print Name:	Rodger Novak	Print Name:	C.H.A. Koersvelt
Title:	CEO	Title:	Managing Director

		Signature:	/s/ A. Steiger-Bagel
		Print Name:	A. Steiger-Bagel
		Title:	Managing Director

[Signature Page Subscription Agreement]

Exhibit 1: Subscription Form

SUBSCRIPTION AND REGISTRATION FORM

Subscription Rights and Shares may not be offered or sold, directly or indirectly, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction. This security offering is in the United States solely addressed to accredited investors (as defined in Regulation D of the Securities Act) and in the European Union solely addressed to qualified investors or to special category of investors (as defined in article 2 section 1 E of the Prospectus Directive).

Making reference to the authorized share capital in Art. 3octies of the articles of association of Crispr Therapeutics AG, with registered seat in Basel, company number CHE-494.642.722 (the “Company”), as enacted by the extraordinary general meeting held [DATE] and a meeting of the Board of Directors held on or around [DATE] to increase the share capital of the Company by the aggregate amount of CHF[AMOUNT] from CHF [AMOUNT] up to CHF [AMOUNT] through the issuance of up to [AMOUNT] new common shares (the “Common Shares” and each a “Common Share”) with a nominal value of CHF [AMOUNT] each at the subscription amount of USD [AMOUNT], per share payable in cash at issuance.

For my/our commitment I/we hereby unconditionally subscribe                     (in words                     ) Common Shares with the irrevocable and unconditional undertaking to pay the issue price of USD [AMOUNT] for each allotted Common Share to the Company.

I/we grant power of attorney to each member of the board of directors of the Company to repeat the subscription of based on a signed copy of this form.

I/we confirm the following: (1) My/our overall commitment to investments that are not readily marketable is reasonable in relation to my/our net worth; (2) I am/we are willing and able to bear the economic risk of this investment; and (3) I am/we are purchasing the shares offered for my/our own account for investment purposes only and not with a view to distribution or resale.

I/we confirm that I/we have taken note of the contents of the Articles of Association of the Company as resolved on [DATE].

I/we declare that I/we will acquire Common Shares

            in my/our own name and for my/our own account;

            as a trustee (nominee) for the following person

Name:

Address:

I /we confirm that I/we are not acquiring the Shares for the account or benefit of another person who is a U.S. person or resident in China, Australia, Canada, Taiwan or Japan.

I/we request that the Common Shares be entered into the shareholders’ register of Crispr Therapeutics AG under my/our name as follows:

Individuals

☐ Mr ☐ Ms/Mrs

Name	First Name:
Street, No.:
Postal Code, City:	Country:
Telefon, No.:	Fax, No. or e-mail:
Nationality:	Date of Birth:

Legal Entities

Street, No.:
Postal Code, City:	Country:
Telefon, No.:	Fax, No. or e-mail: +
Legal Status:	Line of Business:
Activity/Purpose:	Jurisdiction of Incorporation:

If I am a U.S. Person as defined in Regulation S (see on the form below), I/we confirm I am/we are an accredited investor(s) as that term is defined in Regulation D of the Securities Act (see at the end of this form), the Common Shares have not been offered for sale to me/us in the United States, and I am/we are not acquiring the Shares for the account or benefit of any other U.S. person.

If I am /we are a resident of a members state of the European Union, I/we understand that the offering is solely addressed to qualified investors or to special category of investors (as defined in article 2 section 1 E of the Prospectus Directive, see below) and that any subscription by another person may not be permitted and must be approved by the Company.

Allocation and Payment

I/we will wire the amount of USD [AMOUNT]for each Common Shares allotted to me/us with value date [DATE] to the following escrow bank account:

Name of bank: XXX, for further credit to XXX, SWIFT: XXX, Beneficiary/Formal account holder: Crispr Therapeutics AG, Basel; Account Number USD: IBAN CHXXX

CRIPSR Therapeutics - Participation Agreement

Stamp Duties / Dividends

The stamp tax (“Emissionsabgabe”) will be borne by Crispr Therapeutics AG. The Shares are entitled to dividends starting with the business year [DATE].

Governing Law and Jurisdiction

This Subscription and Registration Form and any questions related thereto shall be subject to the laws of Switzerland excluding its conflict of law rules. The ordinary courts at the place of the registered offices of the Company shall have exclusive jurisdiction with regard to any dispute arising between the Parties out or in connection with this Subscription and Registration (including a dispute regarding the construction and validity thereof).

Place/Date:	Signature:

[signature does not need be notarized]

U.S. Securities Act of 1933: Definition of U.S. Person / Accredited Investor.

As used in Regulation S, the term “U.S. person” means:

(i) any natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a), which is codified in Title 17 of the US Code of Federal Regulations as § 230.501) who are not natural persons, estates or trusts.

As used in Regulation D, accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

1.	Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

CRIPSR Therapeutics - Participation Agreement

2.	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3.	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4.	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5.	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 excluding the value of the primary residence of such person;

i.	Except as provided in paragraph ii. below, for purposes of calculating net worth:

a.	The person’s primary residence shall not be included as an asset;

b.	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

c.	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

ii.	Paragraph i. above will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

a.	Such right was held by the person on July 20, 2010;

b.	The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

c.	The person held securities of the same issuer, other than such right, on July 20, 2010.

6.	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7.	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) and

8.	Any entity in which all of the equity owners are accredited investors.

CRIPSR Therapeutics - Participation Agreement

European Union: Prospectus Directive 2010/73/EU of 24 November 2010

Article 2 - Definitions

1. For the purposes of this Directive, the following definitions shall apply:

(a)	- (d) [...];

(e)	‘qualified investors’ means persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments[1], and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive 2004/39/EC2, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients. Investment firms and credit institutions shall communicate their classification on request to the issuer without prejudice to the relevant legislation on data protection. Investment firms authorized to continue considering existing professional clients as such in accordance with Article 71(6) of Directive 2004/39/EC shall be authorized to treat those clients as qualified investors under this Directive.

[1]	(1) Entities which are required to be authorized or regulated to operate in the financial markets. The list below should be understood as including all authorized entities carrying out the characteristic activities of the entities mentioned: entities authorized by a Member State under a Directive, entities authorized or regulated by a Member State without reference to a Directive, and entities authorized or regulated by a non-Member State:

(a)	Credit institutions

(b)	Investment firms

(c)	Other authorized or regulated financial institutions

(d)	Insurance companies

(e)	Collective investment schemes and management companies of such schemes

(f)	Pension funds and management companies of such funds

(g)	Commodity and commodity derivatives dealers

(h)	Locals

(i)	Other institutional investors

(2) Large undertakings meeting two of the following size requirements on a company basis:

—	balance sheet total: EUR 2 0 000 000,

—	net turnover: EUR 4 0 000 000,

—	own funds: EUR 2 000 000.

(3) National and regional governments, public bodies that manage public debt, Central Banks, international and supranational institutions such as the World Bank, the IMF, the ECB, the EIB and other similar international organizations.

(4) Other institutional investors whose main activity is to invest in financial instruments, including entities dedicated to the securitization of assets or other financing transactions.

[2]	Clients other than those mentioned in section I, including public sector bodies and private individual investors, may also be allowed to waive some of the protections afforded by the conduct of business rules. Investment firms should therefore be allowed to treat any of the above clients as professionals provided the relevant criteria and procedure mentioned below are fulfilled. These clients should not, however, be presumed to possess market knowledge and experience comparable to that of the categories listed in section I. Any such waiver of the protection afforded by the standard conduct of business regime shall be considered valid only if an adequate assessment of the expertise, experience and knowledge of the client, undertaken by the investment firm, gives reasonable assurance, in light of the nature of the transactions or services envisaged, that the client is capable of making his own investment decisions and understanding the risks involved. The fitness test applied to managers and directors of entities licensed under Directives in the financial field could be regarded as an example of the assessment of expertise and knowledge. In the case of small entities, the person subject to the above assessment should be the person authorized to carry out transactions on behalf of the entity. In the course of the above assessment, as a minimum, two of the following criteria should be satisfied:

—	the client has carried out transactions, in significant size, on the relevant market at an average frequency of 10 per quarter over the previous four quarters,
—	the size of the client’s financial instrument portfolio, defined as including cash deposits and financial instruments exceeds EUR 500 000,
—	the client works or has worked in the financial sector for at least one year in a professional position, which requires knowledge of the transactions or services envisaged.

CRIPSR Therapeutics - Participation Agreement

Exhibit 2: Amendment to Articles of Association

Art. 3octies Authorized Share Capital

The Board of Directors is authorized, at any time until 30 June 2017 to increase the share capital by a maximum of CHF 78’159.90 through the issuance of a maximum of 781’599[3] registered shares, to be fully paid up, with a nominal value of CHF [AMOUNT] per share. Increases by underwriting as well as partial increases are permissible. The issue price, the time of dividend entitlement, and the type of contribution will be determined by the Board of Directors. Upon acquisition, the new shares will be subject to the transfer restrictions pursuant to Art. 6 of the Articles of Association.

Art. 3octies Genehmigtes Aktienkapital

Der Verwaltungsrat ist ermachtigt, jederzeit bis zum 30 June 2017, das Aktienkapital im Maximalbetrag von CHF 78’159.90 durch Ausgabe von hochstens 781’599 vollstandig zu liberierende Namenaktien mit einem Nennwert von je CHF 0.10 zu erhohen. Erhohungen auf dem Wege der Festubernahme sowie Erhohungen in Teilbetragen sind gestattet. Der jeweilige Ausgabebetrag, der Zeitpunkt der Dividendenberechtigung und die Art der Einlagen werden vom Verwaltungsrat bestimmt. Nach dem Kauf unterliegen die neuen Namenaktien den Ubertragungsbeschrankungen gemass Art. 6 der Statuten.

The Board of Directors is authorized to exclude the pre-emptive right of shareholders if the newly issued registered shares (a) are at disposal as shares in the context of a pre-emptive rights offering in which more pre-emptive rights are exercised than shares are at disposal, or (b) for the acquisition of companies, business units or participations through exchange of shares, or (c) for financing or refinancing of the acquisition of companies, business units or participations or shares issuances in the framework of a collaboration and the fulfillment of participation rights granted in such context , or (d) for investment projects and/or investment vehicles which are applied in national or international capital markets or for a quick and flexible raising of capital (including private placements) which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders.	Der Verwaltungsrat ist ermachtigt, das Bezugsrecht der Aktionare auszuschliessen, wenn die neuen Namenaktien (a) im Rahmen eines Bezugsangebots, bei welchem mehr Bezugsrechte ausgeubt werden, als Aktien zur Verfugung stehen, zur Zuweisung an bestehende Aktionare, oder (b) fur die Ubernahme von Unternehmungen, Unternehmensteilen oder Beteiligungen durch Aktientausch, oder (c) zur Finanzierung bzw. Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen fur die Ausgabe von Aktien im Rahmen einer Zusammenarbeit und der Erfullung von in diesem Zusammenhang eingegangen Beteiligungsrechten, oder (d) fur Investitionsvorhaben und/oder Instrumente, welche auf nationalen oder internationalen Kapitalmarkten verwendet werden oder fur eine schnelle und flexible Kapitalaufnahme (einschliesslich Privatplatzierungen), die ohne Ausschluss des gesetzlichen Bezugsrechts der bestehenden Aktionare wahrscheinlich nicht erreicht werden konnte.

If pre-emptive rights have been granted but not exercised for registered shares, such shares must be used in the interest of the Company or must be sold at market conditions on the market.	Namenaktien, fur welche Bezugsrechte eingeraumt, aber nicht ausgeubt werden, sind im Interesse der Gesellschaft zu verwenden oder zu Marktkonditionen am Markt zu veraussern.

[3]	USD 35 million divided by 44.78